SUB-ITEM 77C: Submission of Matters to a Vote of
Security Holders

            The annual meeting of shareholders of The Brazilian
Equity Fund, Inc. (the "Fund") was held on January 16, 2003 to vote on the following matters:

(1) To re-elect three directors to the Board of Directors of the Fund. The results of the votes tabulated at the annual meeting are reported below.

Name of Director		For				Withheld

James J. Cattano		4,842,792.3680 shares	179,575.2830 shares

Robert J. McGuire		4,844,773.3680 shares	177,594.2830 shares

William W. Priest, Jr.	4,814,467.3680 shares	207,900.2830 shares


In addition to the directors re-elected at the meeting, Enrique R. Arzac, George W. Landau, Martin M. Torino and Miklos A. Vasarhelyi continue to serve as directors of the Fund.

(2) To consider and act upon a proposal to liquidate and dissolve the Fund in accordance with the Plan of Liquidation and Dissolution adopted by the Board of Directors. This proposal was approved by shareholders. The results of the votes tabulated at the annual meeting of shareholders are reported below.

For:
3,092,580.2930 shares

Against:
129,221.1550 shares

Abstain:
19,538.2030 shares

No Vote:
1,781,028.0000 shares